Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-257990 on Form S-3, No. 333-257727 on Form S-8, No. 333-182040 on Form S-8, No. 333-187897 on Form S-8, No. 333-195780 on Form S-8, No. 333-202793 on Form S-8, No. 333-209775 on Form S-8, No. 333-216405 on Form S-8, No. 333-226750 on Form S-8, No. 333-230750 on Form S-8, No. 333-235515 on Form S-8, and No. 333-249993 on Form S-8, of our report dated May, 10, 2021 (March 29, 2022, as to the effects of the stock exchange as described in Note 1), relating to the consolidated financial statements of Tempest Therapeutics, Inc. and subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of Tempest Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

San Francisco, California
March 29, 2022